CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to references to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information in this Registration Statement under the Securities Act of 1933 (Form N-1A) of Powell Alternative Income Strategies Fund, a series of shares of beneficial interest in the 360 Funds, filed with the Securities and Exchange Commission.

BBD, LLP

Philadelphia, Pennsylvania

December 13, 2017